BRIGHTSPHERE INVESTMENT GROUP INC.
EQUITY INCENTIVE PLAN
OPTION AWARD AGREEMENT
THIS OPTION AWARD AGREEMENT (this “Agreement”), is entered into as of , 20 , by and between BrightSphere Investment Group Inc., a Delaware corporation, and the “Participant”.
WHEREAS, the Company has adopted the BrightSphere Investment Group Inc. Equity Incentive Plan (the “Plan”) for the benefit of the employees of the Company and its Subsidiaries; and
WHEREAS, the Committee, as defined in the Plan, has authorized this Award to the Participant of an Option under the Plan, on the terms and conditions set forth in the Plan and in this Agreement; and
NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Participant hereby agree as follows:
1.Definitions.
Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.
2.Grant of Option.
The Company hereby grants to the Participant a Nonstatutory Option to purchase shares of Stock (such shares, the “Option Shares”), on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The Option is not intended to qualify as an Incentive Option. The Options shall vest in accordance with Section 3. The exercise price shall be [ ] per Option Share.
3.Vesting.
(a)The Option will become non-forfeitable and exercisable on the vesting dates (the “Vesting Dates”) and in the proportions described below, provided that the Participant continuously provides services to the Company or an Affiliate until the applicable Vesting Date.

Percentage of Option Vesting	Vesting Date
%
%
%
%
%
(b)If the Participant’s employment with the Company and its Affiliates terminates prior to a Vesting Date for any reason, except as described in Section 3(c) below, any unvested portion of the Option shall automatically be forfeited and canceled, and the Participant shall immediately forfeit without any consideration any rights to the Option Shares subject to such unvested portion.

(c)If, within two (2) years following a Change of Control, the Participant’s employment with the Company and its Affiliates is terminated by the Company or an Affiliate without Cause or by the Participant for Good Reason, then that portion of the Option that would have vested on the next Vesting Date to occur shall become vested and nonforfeitable as of the date of the Participant’s termination of employment. For purposes of this agreement, Good Reason shall mean the occurrence of one or more of the following without the Participant’s consent, other than on account of mental or physical disability: (i) a material reduction of the Participant's base salary (base salary effective March 2, 2020), if such reduction is not related to either individual or corporate performance; (ii) a material, adverse change to the Participant's current title; (iii) a material change in the geographic location at which the Participant must regularly perform services for the Company (which, for purposes of this agreement, means a change in Participant's principal place of employment by 50 or more miles, provided that such relocation materially increases the time of the Participant's commute. The Participant must provide written notice of termination for Good Reason to the Company within thirty (30) days after the event constituting Good Reason. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Participant's notice of termination. If the Company does not correct the act or failure to act, the Participant may terminate his employment for Good Reason not later than (30) days following the end of the Company's thirty (30)-day cure period.
(d)If the Participant’s employment with the Company and its Affiliates is involuntarily terminated without Cause, or the Participant resigns for Good Reason, any portion of the Option that would have vested during the 60 days following termination of employment, will be immediately vested upon the date of the Participant’s termination of employment; provided, however that any Option Shares acquired pursuant to the Option vesting in accordance with Section 2(c) may not be transferred until the specified Vesting Date.
4.Expiration.
(a)In no event shall all or any portion of the Option be exercisable after the fifth anniversary of the Grant Date (such five-year period, the “Option Period”).
(b)Except as set forth in Section 4(c) below, if, prior to the end of the Option Period, the Participant’s employment with the Company and all Affiliates is terminated for any reason, then the Option shall expire on the last day of the Option Period; provided, however, that the Option shall remain exercisable following such termination only to the extent that the Option was exercisable by the Participant on the date of termination.
(c)If the Participant ceases employment with the Company and its Affiliates due to a termination for Cause, the Option (whether vested or unvested) shall expire immediately upon such termination.
5.Method of Exercise.
The Option shall be exercisable in accordance with the terms of the Plan. Without limiting the generality of the foregoing, if the Stock is traded on an established market, payment of any exercise price may also be made through and under the terms and conditions of any formal cashless exercise program authorized by the Company entailing the sale of the Stock subject to an Option in a brokered transaction.
6.Rights as a Stockholder.

The Participant shall not be deemed for any purpose to be the owner of any Option Shares unless, until and to the extent that: (i) this Option shall have been exercised pursuant to its terms; (ii) the Company shall have issued and delivered to the Participant the Option Shares; and (iii) the Participant’s name shall have been entered as a stockholder of record with respect to such Option Shares on the books of the Company, including through the direct registration system of the Company’s transfer agent. The Company shall cause the actions described in clauses (ii) and (iii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.
7.Authority of the Committee.
This Agreement and the Option awarded hereunder shall be subject to such rules and regulations as the Committee shall adopt pursuant to the Plan. All decisions of the Committee upon any question arising under the Plan or under this Agreement shall be final, conclusive and binding upon the Participant and any person claiming any interest in the Award made under this Agreement.
8.Tax Withholding.
The Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy federal, state, local, foreign or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates, held in book-entry position through the direct registration system of the Company’s transfer agent, for such shares, or prior to the issuance or vesting of such shares, as applicable. The obligations of the Company hereunder shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant or to utilize any other withholding method prescribed by the Committee from time to time.
9.Plan Terms.
The terms of the Plan are hereby incorporated herein by reference. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.
10.No Employment Rights.
The Option Award pursuant to this Agreement shall not give the Participant any right to remain employed with the Company or any Affiliate.
11.Amendment.
The terms of this Option Award as evidenced by this Agreement may be amended by the Committee without the approval of the Participant, subject however to the limitations set out in the Plan, or may be amended by written agreement of the Participant and the Company. The Company reserves the right to amend the Plan at any time, subject to any limitations set out in the Plan.
12.Electronic Participation.

The Company may, in its sole discretion, decide to deliver any documents related to this Agreement by electronic means. The Participant hereby consents to receive such documents by electronic delivery, including through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
13.Participant Acknowledgment.
By accepting this Award electronically, the Participant hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms and conditions of the Option Award as set forth in this Agreement, subject to the terms and conditions of the Plan. The Participant hereby further acknowledges and agrees that his or her right to receive or retain this Award, any amount received pursuant to this Award (in cash or shares of Stock), and any profit or gain realized in connection with this Award, is subject to cancellation and recoupment in accordance with the Company’s Claw-back Policy, as in force from time to time. The Participant understands that the Participant (and not the Company or any of its Affiliates) shall be responsible for the federal, state, local or foreign tax liability and any other tax consequences to the Participant that may arise as a result of the transactions contemplated by this Agreement. The Participant acknowledges that he or she has consulted with any tax advisors he or she thinks advisable in connection with the Option Award, and is not relying, and will not rely, on the Company or any Affiliate for any tax advice.
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IN WITNESS WHEREOF, this Option Award Agreement has been executed by the Company and the Participant as of the day first written above.

BRIGHTSPHERE INVESTMENT GROUP INC.

By:
Its:

The Participant acknowledges that, by accepting this Award electronically, he or she accepts this Award and agrees to be bound by the terms and conditions set forth in this Agreement and the Plan document.